Exhibit 99.1

NEWS RELEASE

For Release on August 8, 2019	Contact: Lutz Henckels
4:02 PM (ET)	CFO
lhenckels@gigatronics.com
(925) 328-4650 ext. 4698

Giga-tronics Reports Results for First Quarter FY 2020; Second Consecutive Quarter of Net Profitability with Strong Growth in RADAR/EW Test Solution Sales

Dublin, CA – August 8, 2019 – Giga-tronics Incorporated (OTCQB: GIGA) (the “Company”) reported today revenues for the first fiscal quarter ended June 29, 2019 of $3.5 million, a $448,000 or 15% increase as compared to $3.1 million for the first quarter of fiscal 2019. The revenue increase in the first fiscal quarter of 2020 was primarily attributable to a $1.8 million increase in sales related to the Company’s RADAR/EW (Electronic Warfare) Testing Solution in its Giga-tronics Division. Sales in the Company’s Microsource Division decreased $1.3 million due to typical quarter to quarter fluctuation given the timing of large, multi-year RADAR filter production orders. In recent years Microsource sales have consistently totaled between $7 million and $9 million annually. Furthermore, sales in the Microsource Division were impacted by the adoption of ASC 606 on April 1, 2018, which changed the way the Company recognizes revenue for certain contracts.

The Company’s operating income for the first quarter of fiscal 2020 was $128,000 compared to an operating loss of $70,000 for the first quarter of fiscal 2019 and first quarter EBITDA increased to $304,000 in fiscal 2020 compared to $133,000 for same quarter in fiscal 2019. The improvement was primarily due to the shipment of the second of two RADAR/EW test systems to the U.S. Navy in April of 2019 which were ordered in February 2019. Operating expenses remained relatively even in the first quarters of fiscal 2020 and fiscal 2019.

Net income for the first quarter of fiscal 2020 was $15,000, or $0.00 per fully diluted common share, compared to a $287,000 net loss, or $0.03 per common share for the first quarter of fiscal 2019.  The decrease in net loss was primarily due to the increased revenues described above.

Effective March 31, 2019, the Company adopted the required ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires lessees to recognize right-of-use assets and lease liabilities on the balance sheet. The adoption of the new leases standard resulted in a right of use asset impact of $1.4 million and lease liability impact of $1.8 million adjustments to the consolidated balance sheet as of March 31, 2019.

John Regazzi, CEO of the Company said, “Giga-tronics is focused on developing unique new solutions for the EW segment of the defense market based upon our ASGA platform that are intended to create opportunities for us to earn additional business from our existing customers and compel new RADAR & EW programs to adopt our ASGA platform. We believe our disruptive solution provides us the ability to drive continued high margin revenue growth and gain increasing market share.”

Lutz Henckels, Executive Vice President and Chief Financial Officer stated, “This is the second consecutive quarter where we have achieved profitability. The combined EBITDA for the last two quarters was approximately $700,000 which was driven by a revenue growth of 30%.”

Mr. Henckels continued, “The Company has a solid sole source RADAR filter business, which achieves between $7 million to $9 million in revenue per year. The RADAR/EW test business is the expected growth engine for our business and with it we anticipate a profitable fiscal year 2020.”

Earnings Conference Call

Giga-tronics will host a conference call today, August 8, 2019, at 4:30 p.m. ET to discuss the fourth quarter results. To participate in the call, dial (888) 517-2470 or (630) 827-6818, and enter PIN Code 8024436#. The call will also be broadcast over the internet at www.gigatronics.com under "Investor Relations." The conference call discussion will reflect management's views as of August 8, 2019 only.

About Giga-tronics Incorporated

Giga-tronics is a publicly held company, traded on the OTCQB Capital Market under the symbol "GIGA". Giga-tronics produces RADAR filters and Microwave Integrated Components (“MIC”) for use in military defense applications as well as sophisticated RADAR and Electronic Warfare (RADAR/EW) test products primarily used in electronic warfare test & emulation applications.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release, other than statements of historical facts, are forward-looking statements. Generally, forward- looking statements and information can be identified by the use of forward-looking terminology such as “expects” or “anticipates”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should", “would” or occur. Forward-looking statements include those concerning future product developments, operating results, future orders, and future revenue, future growth and margin, future profitability, expected shipments, and customer acceptance of new products.  Forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include the Company’s ability to successfully manufacture the ASGA and to design and implement new features;; the receipt or timing of future orders for products or services, cancellations or deferrals of existing or future orders; the Company’s need for additional financing; the Company’s ability to manage costs; the results of pending or threatened litigation; the Company’s ability to successfully implement its business plan; the Company’s ability to pay off or refinance existing debt, the Company’s need to modify its business plan as a result of these or other risks; the volatility in the market price of the Company’s common stock; and general market conditions.  You should not place undue reliance on any forward-looking statements, which are made as of the date of this press release. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements. For further discussion, see the Company’s most recent annual report on Form 10-K for the fiscal year ended March 30, 2019 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and those in other public files the Company may make with the SEC.

GIGA-TRONICS INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands except share data)	June 29, 2019	March 30, 2019
Assets
Current assets:
Cash and cash-equivalents	$1,010	$878
Trade accounts receivable, net of allowance of $8 and $8, respectively	823	568
Inventories, net	2,748	2,734
Prepaid expenses and other current assets	1,302	1,354
Total current assets	5,883	5,534
Property and equipment, net	543	569
Right of use asset	1,297	—
Other long term assets	176	176
Total assets	$7,899	$6,279
Liabilities and shareholders' equity
Current liabilities:
Line of credit	$429	$—
Accounts payable	930	747
Loan payable, net of discounts and issuance costs	1,473	1,781
Accrued payroll and benefits	387	476
Deferred rent	—	74
Lease obligations	386	41
Deferred liability related to asset sale	40	40
Other current liabilities	715	754
Total current liabilities	4,360	3,913
Other non-current liabilities	242	172
Long term deferred rent	—	358
Long term obligations - leases	1,372	21
Total liabilities	5,974	4,464
Commitments and contingencies
Shareholders' equity:
Convertible preferred stock; no par value; Authorized - 1,000,000 shares
Series A- designated 250,000 shares; no shares at June 29, 2019 and March 30, 2019 issued and outstanding	—	—
Series B, C, D- designated 19,500 shares; 18,533.51 shares at June 29, 2019 and March 30, 2019 issued and outstanding; (liquidation preference of $3,540 at June 29, 2019 and March 30, 2019)	2,911	2,911
Series E- designated 100,000 shares; 98,400 shares at June 29, 2019 and at March 30, 2019 issued and outstanding; (liquidation preference of $3,690 at June 29, 2019 and March 30, 2019)	1,893	1,895
Common stock; no par value; Authorized - 40,000,000 shares; 11,343,011 shares at June 29, 2019 and 11,360,511 shares at March 30, 2019 issued and outstanding	25,654	25,557
Accumulated deficit	(28,533)	(28,548)
Total shareholders' equity	1,925	1,815
Total liabilities and shareholders' equity	$7,899	$6,279

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Month Periods Ended
	June 29,	June 30,
(In thousands, except per share data)	2019	2018
Net revenue
Goods	$1,938	$207
Services	1,560	2,843
Total revenue	3,498	3,050
Cost of goods and services	1,968	1,744
Gross profit	1,530	1,306
	43.7%	42.8%
Operating expenses:
Engineering	355	375
Selling, general and administrative	1,047	1,001
Total operating expenses	1,402	1,376

Operating income (loss)	128	(70)

Interest expense:
Interest expense, net	(94)	(127)
Interest expense from accretion of loan discount	(19)	(50)
Total interest expense, net	(113)	(177)
Income (loss) before income taxes	15	(247)
Provision for income taxes	—	40
Net income (loss)	$15	$(287)

Depreciation and amortization	47	73
Amortization of demo equipment	34	73
Share-based compensation	95	57
Income taxes	—	40
Interest	113	177
EBITDA	$304	$133

Income (loss) per common share – basic	$0.00	$(0.03)
Income (loss) per common share – diluted	$0.00	$(0.03)

Weighted average common shares used in per share calculation:
Basic	10,775	10,419
Diluted	23,090	10,419

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